Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Announces Partial Monetization of its Investment in Albertsons Companies, Inc.

– Company Expects to Receive its Allocable Share of Proceeds –

– Kimco Will Subsequently Maintain a 7.5% Ownership Interest in Albertsons –

JERICHO, New York, May 20, 2020 - Kimco Realty Corp. (NYSE: KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, today announced that the company will partially monetize its investment in Albertsons Companies, Inc. (Albertsons) in conjunction with Albertsons’ $1.75 billion sale of convertible preferred stock.

As outlined in the Albertsons announcement, the convertible preferred stock represents, on an as-converted basis, approximately 17.5% of pro forma common stock outstanding of Albertsons, with proceeds to be used to repurchase a portion of the common stock owned by Albertsons’ current shareholders. Kimco, which currently holds approximately a 9.29% ownership interest in Albertsons, expects to receive its allocable portion of the share repurchase and will subsequently retain approximately a 7.5% ownership interest in Albertsons after the completion of this transaction, which is expected to close by June 15, 2020, subject to customary closing conditions. Kimco expects to recognize a gain which will be determined upon closing of this transaction.

“Our shareholders continue to benefit from the company’s Albertsons investment, especially at a time when liquidity remains paramount,” stated Conor Flynn, Kimco’s Chief Executive Officer. “Our Albertsons investment continues to be the hallmark of Kimco’s Plus business, which has a long and successful history of investing in real estate rich retailers and other companies. With our remaining 7.5% residual ownership interest in Albertsons, this investment will further benefit our shareholders well into the future while strengthening and diversifying Kimco’s balance sheet.”

History

In 2006, a Cerberus-led investment group acquired 661 non-core Albertsons stores from Albertsons, Inc. Kimco invested approximately $51 million. In 2013, the investment group acquired the remaining Albertsons stores, as well as the grocery banners of Jewel-Osco, Acme, Shaws and Star Markets, from SUPERVALU for $3.3 billion, with Kimco investing an additional $37 million. At that time, Kimco purchased $33.6 million of SUPERVALU common stock, which was subsequently sold for $74 million resulting in approximately a $40 million gain. The consortium then acquired the Safeway grocery banner in 2015, with Kimco investing $85.3 million. Prior to any proceeds received from the repurchase of common stock held by Kimco in conjunction with Albertsons preferred stock sale, Kimco has received in excess of $300 million in cash distributions from its Albertsons investment, inclusive of the proceeds from the SUPERVALU stock sale.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of March 31, 2020, the company owned interests in 401 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges,(xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xvi) inability of the parties to satisfy certain closing conditions. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
1-866-831-4297

dbujnicki@kimcorealty.com

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